Exhibit 3.25

CERTIFICATE OF INCORPORATION

OF

XERIUM INC.

ARTICLE 1

The name of the corporation is:

Xerium Inc.

ARTICLE 2

The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware. The name of the corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE 3

The nature of the business or the objects or purposes to be conducted or promoted by the corporation are to engage in any part of the world and in any capacity in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as now in force or as hereafter amended and to possess, exercise and enjoy all the powers, rights and privileges granted by the General Corporation Law of the State of Delaware, together with any lawful powers, rights and privileges incidental thereto.

ARTICLE 4

The total number of shares of stock which the corporation shall have authority to issue is 3,000, all of which shall be common stock having a par value per share of $.01.

ARTICLE 5

The name and mailing address of the sole incorporator are as follows:

NAME	MAILING ADDRESS
Carol L. Helfrich	Baker & McKenzie 130 East Randolph Drive, Suite 3500 Chicago, Illinois 60601

ARTICLE 6

The corporation shall have perpetual existence.

ARTICLE 7

In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation; provided, however, that such authorization shall not divest the stockholders of the power or limit the power of the stockholders to adopt, amend or repeal the by-laws of the corporation.

ARTICLE 8

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE 9

The corporation shall have the power to indemnify its directors, officers, employees or agents to the full extent permitted by the General Corporation Law of the State of Delaware as now in force or hereafter amended.

ARTICLE 10

No director shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except as provided for in Section 102(b)(7) of the General Corporation Law of the State of Delaware as now in force or as hereafter amended. Any repeal or modification of this Article 10 shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE 11

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

ARTICLE 12

The corporation reserves the right to amend, altar, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights and powers conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the sole incorporator, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do hereby make this certificate, declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on October 25, 1999.

/s/ Carol L. Helfrich

Carol L. Helfrich Sole Incorporator